EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-169450 and No. 333-185182) and Form S-3 (No.333-176107, No. 333-181983 and No. 333-183336) of Molycorp, Inc. of our report dated March 17, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of completion of the purchase price allocation for the Molycorp Minerals Canada ULC acquisition as described in Note 2a, the liquidity and capital requirements as described in Note 3, and the matter described in the seventh paragraph of Management's annual report on internal control over financial reporting, as to which the date is October 14, 2013, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A Amendment No. 2.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
October 14, 2013